Exhibit 99.1

ADEX MEDIA, INC. ANNOUNCES 2009 FIRST QUARTER RESULTS AND PROVIDES REVENUE GUIDANCE FOR ITS SECOND FISCAL QUARTER

MOUNTAIN VIEW, CALIFORNIA – May 15, 2009 – AdEx Media, Inc. (OTCBB:ADXM), a leading performance-driven, online marketing and distribution company, today announced results for the first quarter ended March 31, 2009, and provides guidance for its second fiscal quarter ending June 30, 2009.

Today, the financial statements for the period ended March 31, 2009, were filed on Form 10-Q with the Securities and Exchange Commission. The Company reported revenues for the first quarter of 2009 of $3,493,896, a 406% increase over revenues of $690,553 from the same quarter for 2008, resulting from the Company’s expanded business operations. Net loss for the quarter was $1,724,081, compared with net income of $107,665 in the same quarter for 2008.  Net loss for the quarter included $178,356 in stock-based compensation and $82,049 in amortization of acquired intangible assets. A copy of the March 31, 2009 Balance Sheet and Statements of Operations for the quarters ended March 31, 2009 and 2008 are reproduced below.

The Company is providing revenue guidance for its second fiscal quarter of 2009 and anticipates such revenue to be in the range of $7 million to $9 million.

Scott Rewick, Chief Executive Officer of AdEx commented, “We are very pleased with our strong year over year revenue growth. The continued expansion of our marketing platform and significant increase in our strategic partnerships is a validation of the strength and viability of our performance-based advertising model.”

Corporate Milestones in the first quarter of 2009 included:

•	Launched enhanced version of AdexThink™, a real time, proprietary data-processing and decision-making technology platform;
•	Entered into strategic partnership with a teeth-whitening product manufacturer and launched consumer product under the Easy White Labs™ brand; and
•	Expansion of AdEx’s customer service and fulfillment capabilities.

About AdEx Media, Inc.

AdEx Media, Inc. is an integrated Internet marketing and lead generation publisher and developer, manufacturer, and marketer of consumer products. AdEx both markets and distributes its own products, developed pursuant to strategic partnerships with manufacturers, and offers its third-party advertising customers a multi-channel Internet advertising network and diversified solutions for direct advertisers and agencies. AdEx’s marketing platform provides a range of services including (i) search marketing, (ii) display marketing, (iii) lead generation, and (iv) affiliate marketing. AdEx currently sells its own suite of consumer products which include: (i) Overnight Genius™ -- a comprehensive computer learning course that enables users to master MS Windows, MS Office, eBay, and other software and online products and services; (ii) Rising Star Learning™ -- a math and language arts educational product for children; (iii) Debt Snap™ -- an audio seminar designed to help consumers manage their debt and restore credit standing; (iv) Lucky At Love™ -- a relationship strategy product; (v) EasyWhite Labs™ -- a teeth whitening product; (vi) Acai Alive™ -- a dietary supplement; and (vii) RezActiv™ – a dietary supplement. The Company offers advertisers a compelling value proposition by offering true pay-per-performance pricing, commonly known as cost-per-action (CPA) or pay-per-action (PPA).

For more information about AdEx Media, Inc., visit http://www.AdEx.com.

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements." Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the Company's actual operating results to be materially different from any historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe these risks and uncertainties, readers are urged to consider statements that contain terms such as "believes," "belief," "expects," "expect," "intends," "intend," "anticipate," "anticipates," "plans," "plan," “projects,” “project,” to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's filings with Securities and Exchange Commission.

Investor Contact:
Aimee Boutcher,
Boutcher & Boutcher
(973) 239-2878

ADEX MEDIA, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31,	December 31,
	2009	2008

ASSETS

Current assets:
Cash and cash equivalents	$807,744	$683,576
Short-term investments	1,215,817	2,502,670
Accounts receivable, net of allowance for doubtful accounts of $33,981	767,019	521,004
and $19,737
Credit card holdbacks, net of allowance of $225,672 and $167,363	414,529	300,493
Inventory	112,939	57,087
Prepaid expenses and other current assets	208,559	97,878
Total current assets	3,526,607	4,162,708

Property and equipment, net	44,965	43,606
Intangible assets, net	1,285,281	1,367,330
Goodwill	8,448,789	8,448,789

Total assets	$13,305,642	$14,022,433

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$1,694,885	$929,807
Accrued liabilities	884,956	593,907
Deferred revenue	66,815	25,709
Promissory notes	301,993	401,806
Total current liabilities	2,948,649	1,951,229

Promissory notes	-	150,000
Deferred tax liability	386,331	404,817

Total liabilities	3,334,980	2,506,046

Commitments and Contingencies

Stockholders' Equity:
Common stock, $0.0001 par value; 150,000,000 shares authorized, 31,632,386	3,163	3,120
and 31,202,347 shares issued and outstanding at March 31, 2009 and
December 31, 2008, respectively
Additional paid-in capital	13,987,279	13,808,966
Accumulated deficit	(4,019,780)	(2,295,699)
Total stockholders' equity	9,970,662	11,516,387

Total liabilities and stockholders' equity	$13,305,642	$14,022,433

ADEX MEDIA, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For The Three Months Ended
	March 31,	March 31,
	2009	2008

Revenues:

Marketing platform services	$2,512,500	$690,553
Products	981,396	-
Total revenues	3,493,896	690,553

Cost of revenues:
Marketing platform services	2,103,893	543,660
Products	376,626	-
Amortization of acquired product licenses	35,000	-
Total cost of revenues	2,515,519	543,660

Gross profit	978,377	146,893

Operating expenses:
Sales and marketing	2,150,513	32,490
General and administrative	538,390	8,496
Amortization of intangible assets	47,049	-

Total operating expenses	2,735,952	40,986

Operating (loss) income	(1,757,575)	105,907

Interest and other income, net	15,008	2,558

(Loss) income before provision for income taxes	(1,742,567)	108,465

(Benefit) provision for income tax	(18,486)	800

Net (loss) income	$(1,724,081)	$107,665

(Loss) earning per common share, basic and diluted	$(0.05)	$0.43

Weighted average common shares used in computing
basic and diluted (loss) income per share	31,431,923	250,000